EXHIBIT 5.1

September 15, 2021

Marvell Technology, Inc.

1000 N. West Street, Suite 1200

Wilmington, DE 19801

Re:	Marvell Technology, Inc.

Registration Statement on Form S-4 (File No. 333-259149)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-4, File No. 333-259149, as amended (the “Registration Statement”), of Marvell Technology, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the transactions described in the Registration Statement.

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of specimen Common Stock certificates, the Agreement and Plan of Merger between the Company and Innovium Inc. (“Innovium”), dated as of August 2, 2021 (the “Merger Agreement”) and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued against payment therefor as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable.

With respect to our opinion concerning the Shares, we express no opinion regarding the Merger Agreement or whether or not the Board of Directors in adopting the Merger Agreement and approving the issuance of the Shares acted in a manner consistent with its fiduciary duties under applicable law and such opinion is based upon the assumption that such adoption and issuance was consistent with such duties. Furthermore, we advise you that the Board of Directors of the Company may be required to execute, deliver or terminate, or take other action with respect to the Shares at some future time based on the facts and circumstances existing at that time.

September 15, 2021

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Sincerely,

/s/ Gibson, Dunn & Crutcher LLP

Gibson, Dunn & Crutcher LLP